Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Employee, Director and Consultant Plan, 2010 Stock Option and Grant Plan, 2013 Stock Option and Incentive Plan, and 2013 Employee Stock Purchase Plan of bluebird bio, Inc. of our report dated March 21, 2013 (except for Note 16(B), as to which the date is June 3, 2013) with respect to the consolidated financial statements of bluebird bio, Inc. included in its Registration Statement (Form S-1 No. 333-188605) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 21, 2013